UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 27, 2005 (July 26, 2005)

Entrust Financial Services, Inc.
(Exact Name of registrant as specified in its charter)

Colorado	000-23965	84-1374481
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6795 E. Tennessee Ave., 5th Floor, Denver, CO	80224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 322-6999

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ X ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.01—Other Events

     On July 26, 2005, the shareholders of Entrust Financial Services, Inc. approved the following resolutions at a Special Meeting of the shareholders:

1.

Approval of the Stock Purchase Agreement (the “Entrust Mortgage Stock Purchase Agreement”) by and among the Company, Entrust Mortgage, Inc., a wholly-owned subsidiary of the Company (“Entrust Mortgage”) and BBSB, LLC (“BBSB”) and the transactions contemplated thereby, including the sale of all shares of Entrust Mortgage to BBSB in exchange for the cancellation of any and all obligations of the Company to BBSB and Entrust Mortgage and the assumption of certain obligations of the Company to third-parties (the “Entrust Mortgage Sale”).

2.

Approval of the sale and issuance, in a private placement to Arnold P. Kling and R&R Biotech Partners, LLC (collectively, the “ENFN Stock Purchasers”), of 49,500,000 shares of the Company’s common stock in exchange for aggregate gross proceeds to Entrust Financial of $500,000 (the “Entrust Financial Stock Sale”).

3.

Approval of an amendment to the Articles of Incorporation of the Company to increase the number of authorized common stock to One Hundred Million (100,000,000) in order to complete the Entrust Financial Stock Sale (the “Articles Amendment”).

     The Entrust Mortgage Sale and the Entrust Financial Stock Sale are subject to a number of closing conditions as more fully set forth in the proxy statement distributed in connection with the Special Meeting of the shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2005

ENTRUST FINANCIAL SERVICES, INC. By: /s/ Jeffrey D. Rudolph Jeffrey D. Rudolph Chief Executive Officer